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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1.  Name and Address of Reporting Person

         Reich                       Jack                             E
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        (Last)                      (First)                        (Middle)

        110 Brinker Rd
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                                   (Street)

        Barrington Hills              IL                              60010
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)               07/29/99
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3.  IRS or Social Security of Reporting Person.
    (Voluntary)
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4.  Issuer Name and Ticker or Trading Symbol   Digex Incorporated (DIGX)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [XX] Director    [ ] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

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6.  If Amendment, Date of Original (Month/Day/Year)
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             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Common Shares, $.01
par value ("Common
Stock")
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                                                                          (Over)
                                                                 SEC 1473 (3/91)
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                           (Print or Type Responses)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Stock Option (right to buy)    *         7/29/04   Common Stock          25,000     $17.000         D
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Stock Option (right to buy)    **        7/29/04   Common Stock           5,000     $17.000         D
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Explanation of Responses:

* This option, granted on July 29, 1999, pursuant to the Issuer's Long Term Incentive Plan will become exercisable, 33.3% on Jan 1 of the next three years.

** This option, granted on July 29, 1999, pursuant to the Issuer's Long Term
   Incentive Plan will become exercisable, 100% on July 29, 1999.

***Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.



                              /s/ Jack E. Reich                     7/29/99
                              --------------------------------  ----------------
                              ***Signature of Reporting Person        Date

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